Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and subsidiaries, and the effectiveness of NV Energy, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of NV Energy, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

August 20, 2012